Exhibit 99.1
February 3, 2026

Prudential Financial, Inc. Announces
Full Year and Fourth Quarter 2025 Results

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported full year and fourth quarter 2025 results.
•2025 net income attributable to Prudential Financial, Inc. of $3.576 billion or $9.99 per Common share increased compared to net income of $2.727 billion or $7.50 per share for 2024.
•2025 after-tax adjusted operating income of $5.161 billion or $14.43 per Common share increased compared to $4.588 billion or $12.62 per share for 2024.
•Fourth quarter 2025 net income attributable to Prudential Financial, Inc. of $905 million or $2.55 per Common share versus net loss of $57 million or $0.17 per share for the year-ago quarter. The current quarter included a net after-tax organizational charge of $107 million or $0.30 per Common share.
•Fourth quarter 2025 after-tax adjusted operating income of $1.168 billion or $3.30 per Common share versus $1.068 billion or $2.96 per share for the year-ago quarter. The current quarter included a net after-tax organizational charge of $107 million or $0.30 per Common share.
•Book value per Common share of $92.05 versus $77.62 per share for the year-ago quarter; adjusted book value per Common share of $100.17 versus $95.82 per share for the year-ago quarter.
•Parent company highly liquid assets(1) of $3.8 billion versus $4.6 billion for the year-ago quarter. In May 2025, there was a $1.0 billion hybrid securities redemption.
•Assets under management(2) of $1.609 trillion versus $1.512 trillion for the year-ago quarter.
•Capital returned to shareholders of $730 million in the fourth quarter, including $250 million of share repurchases and $480 million of dividends, versus $720 million in the year-ago quarter. Dividends paid in the fourth quarter were $1.35 per Common share, representing a yield on adjusted book value of over 5%.
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Prudential Financial, Inc. Full Year and Fourth Quarter 2025 Earnings Release	Page 2
•As previously announced, the Company's Board of Directors has authorized the repurchase of up to $1.0 billion of outstanding Common Stock during the period from January 1, 2026 through December 31, 2026. In addition, the Company declared a quarterly dividend of $1.40 per Common share, payable on March 12, 2026, to shareholders of record as of February 17, 2026. This represents an increase of 4% over the prior year dividend level and the 18th consecutive year the dividend has increased.
•Today, Prudential of Japan announced a voluntary, 90-day suspension of new sales at Prudential of Japan to address previously disclosed employee misconduct issues. The press release is available on our website at news.prudential.com.

“Last year, we set out three priorities that are essential to delivering stronger performance, more consistent results, and sustained long‑term value for our shareholders,” said Andy Sullivan, Chief Executive Officer of Prudential Financial. “Our 2025 financial results reflected the tangible progress we have made in evolving and delivering on our strategy, improving our execution, and fostering a high-performance culture.

2025 was a transformative year for PGIM, as we integrated our asset management capabilities into one unified platform, positioning us as one of the largest and most differentiated credit managers in the industry. Our U.S. and International businesses delivered solid sales, reflecting the actions taken over the last year to sharpen our focus and leverage our competitive strengths as we benefited from the secular tailwinds driving growth in the retirement markets globally. We also continued to maintain cost discipline and invest in our businesses, while delivering meaningful capital returns to shareholders, totaling nearly $3 billion in 2025.

As we turn to 2026, I want to emphasize that our commitment to putting our customers first is core to who we are as a company, and it guides every action we take to deliver meaningful value and earn the trust of those who rely on us. For this reason, we are voluntarily suspending new sales at Prudential of Japan for 90 days to support the implementation of a comprehensive set of measures intended to address previously disclosed incidents of misconduct by certain POJ employees. These measures, which include reimbursing impacted customers and strengthening oversight of our sales practices, governance, and risk management, are an important first step to restoring trust in Prudential’s brand in this important market. We will emerge as a stronger company in Japan, and globally, with a strategy, set of businesses, and customer-focused culture that positions us to win and drive value for our shareholders.”
OVERVIEW
Net income attributable to Prudential Financial, Inc. was $3.576 billion ($9.99 per Common share) for 2025, compared to $2.727 billion ($7.50 per Common share) for 2024. After-tax adjusted operating income was $5.161 billion ($14.43 per Common share) for 2025, compared to $4.588 billion ($12.62 per Common share) for 2024.

Net income attributable to Prudential Financial, Inc. was $905 million ($2.55 per Common share) for the fourth quarter of 2025, compared to a net loss of $57 million ($0.17 per Common share) for the fourth quarter of 2024. After-tax adjusted operating income was $1.168 billion ($3.30 per Common share) for the fourth quarter of 2025, compared to $1.068 billion ($2.96 per Common share) for the fourth quarter of 2024.

Consolidated adjusted operating income and adjusted book value are non-GAAP measures. A discussion of these measures, including definitions thereof, how they are useful to investors, and certain limitations thereof, is included later in this press release under “Non-GAAP Measures,” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.(3)
RESULTS OF ONGOING OPERATIONS
The Company’s ongoing operations include PGIM, U.S. Businesses, International Businesses, and Corporate & Other. In the following business-level discussion, adjusted operating income refers to pre-tax results.
PGIM
PGIM, the Company’s global investment management business, reported adjusted operating income of $249 million for the fourth quarter of 2025, compared to $259 million in the year-ago quarter. This decrease primarily reflects higher expenses and lower other related revenues, driven by lower seed and co-investment income, partially offset by higher asset management fees.
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Prudential Financial, Inc. Full Year and Fourth Quarter 2025 Earnings Release	Page 3
PGIM assets under management of $1.466 trillion were up 7% from the year-ago quarter, driven by equity market and fixed income appreciation and strong investment performance. Full year total net inflows of $0.5 billion reflected third-party net inflows of $2.1 billion, partially offset by affiliated net outflows of $1.6 billion. Third-party institutional net inflows were $6.1 billion as public fixed income inflows were partially offset by public equity outflows. Third-party retail net outflows of $4.0 billion were mainly driven by public equity outflows, partially offset by public fixed income inflows.
U.S. Businesses
U.S. Businesses reported adjusted operating income of $1.051 billion for the fourth quarter of 2025, compared to $860 million in the year-ago quarter. This increase primarily reflects higher net investment spread results, more favorable underwriting results, and lower expenses, partially offset by lower net fee income.
Retirement Strategies, consisting of Institutional Retirement Strategies and Individual Retirement Strategies, reported adjusted operating income of $881 million for the fourth quarter of 2025, compared to $851 million in the year-ago quarter.
Institutional Retirement Strategies:
•Reported adjusted operating income of $425 million in the current quarter, compared to $427 million in the year-ago quarter. This decrease primarily reflects higher expenses and less favorable underwriting results mostly offset by higher net investment spread results.

•Net account values of $300 billion increased 7% from the year-ago quarter, reflecting market appreciation and modest business growth. Full year sales of $25.9 billion included over $12 billion in longevity risk transfer transactions as we continued to expand our European footprint.
Individual Retirement Strategies:
•Reported adjusted operating income of $456 million in the current quarter, compared to $424 million in the year-ago quarter. This increase primarily reflects higher net investment spread results, partially offset by lower net fee income, driven by the run-off of our legacy traditional variable annuity block.

•Net account values of $137 billion increased 8% from the year-ago quarter, driven by market appreciation and net inflows from registered index-linked and fixed annuity products, partially offset by net outflows from the run-off of our legacy traditional variable annuity block. Full year sales of $13.6 billion decreased 3% from prior year, driven by lower sales of registered index-linked annuities, partially offset by higher sales in fixed annuities.
Group Insurance:
•Reported adjusted operating income of $77 million in the current quarter, compared to $66 million in the year-ago quarter. This increase primarily reflects more favorable underwriting results, partially offset by higher expenses to support business growth.

•Full year sales of $611 million increased 11% from prior year, driven by growth in both group life and disability.
Individual Life:
•Reported adjusted operating income of $93 million in the current quarter, compared to a $57 million loss in the year-ago quarter. This increase primarily reflects more favorable underwriting results, lower expenses due to one-time transaction costs that occurred in the year-ago quarter, and higher net investment spread results.

•Full year sales of $955 million increased 5% from prior year, primarily driven by higher universal life and variable life sales.
International Businesses
International Businesses reported adjusted operating income of $757 million for the fourth quarter of 2025, compared to $742 million in the year-ago quarter. This increase primarily reflects higher net investment spread results and more favorable underwriting results, partially offset by higher expenses.
Full year constant dollar basis sales(4) of $2.2 billion increased 4% from prior year, driven by growth in retirement and savings products in Japan and broader distribution in Brazil.
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Prudential Financial, Inc. Full Year and Fourth Quarter 2025 Earnings Release	Page 4
Corporate & Other
Corporate & Other reported a loss, on an adjusted operating income basis, of $552 million for the fourth quarter of 2025, compared to a loss of $490 million in the year-ago quarter. This higher loss primarily reflects higher expenses driven by an organizational charge and unfavorable foreign exchange remeasurement impacts.
NET INCOME
Net income in the current quarter included $282 million of pre-tax net realized investment losses and related charges and adjustments, including $84 million of pre-tax net credit-related losses, $22 million of pre-tax losses related to the net change in value of market risk benefits, $15 million of pre-tax losses from divested and run-off businesses, and $23 million of pre-tax gains related to market experience updates.
Net loss for the year-ago quarter included $1.525 billion of pre-tax net realized investment losses and related charges and adjustments, including $202 million of pre-tax net credit-related losses, $77 million of pre-tax losses related to the net change in value of market risk benefits, $72 million of pre-tax losses from divested and run-off businesses, and $60 million of pre-tax gains related to market experience updates.
EARNINGS CONFERENCE CALL
Members of Prudential’s senior management will host a conference call on Wednesday, February 4, 2026, at 11:00 a.m. ET to review these results. The conference call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes prior to the start of the call in the event necessary software needs to be downloaded. Institutional investors, analysts, and other interested parties are invited to listen to the call by dialing one of the following numbers: (877) 407-8293 (domestic) or (201) 689-8349 (international). A replay will also be available on the Investor Relations website through February 18. To access a replay via phone starting at 3:00 p.m. ET on February 4 through February 18, dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and use replay code 13757901.

FORWARD-LOOKING STATEMENTS
Certain of the statements included in this release, including those regarding our strategy and prospects for future performance, our plans with respect to dividends and share repurchases, and the investigation into misconduct in Japan and our remediation efforts related thereto, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements include, among others, losses on investments or financial contracts due to deterioration in credit quality or value, or counterparty default; losses on insurance products due to mortality experience, morbidity experience or policyholder behavior experience that differs significantly from our expectations when we price our products; and uncertainty regarding investigations into and remediation of matters such as the misconduct in Japan. Additional factors and uncertainties that could cause actual results to differ can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements herein are subject to the risk, among others, that we will be unable to execute our strategy because of market or competitive conditions or other factors. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.
NON-GAAP MEASURES
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly
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Prudential Financial, Inc. Full Year and Fourth Quarter 2025 Earnings Release	Page 5
identified without the fluctuating effects of the items described below. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, these non-GAAP measures are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic information relating to our financial performance is located on our website at investor.prudential.com.

Adjusted operating income is a non-GAAP measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net, and related charges and adjustments”. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as capital and other factors.

Realized investment gains (losses) within certain businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments, are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Adjusted operating income also excludes investment gains and losses on assets supporting experience-rated contractholder liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income. Additionally, adjusted operating income excludes the impact of annual assumption updates and other refinements included in the above items.

Adjusted operating income excludes “Change in value of market risk benefits, net of related hedging gains (losses)”, which reflects the impact from changes in current market conditions, and market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, which we believe enhances the understanding of underlying performance trends. Adjusted operating income also excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations, and discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP. Additionally, adjusted operating income excludes other items, such as certain components of the consideration for acquisitions, which are recognized as compensation expense over the requisite service periods, and goodwill impairments. Earnings attributable to noncontrolling interests is presented as a separate component of net income under GAAP and excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted operating income does not equate to “Net income” as determined in accordance with U.S. GAAP. Adjusted operating income is not a substitute for income determined in accordance with U.S. GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above.

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Prudential Financial, Inc. Full Year and Fourth Quarter 2025 Earnings Release	Page 6
Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss), the cumulative change in fair value of funds withheld embedded derivatives, and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.
FOOTNOTES
(1)Highly liquid assets predominantly include cash, short-term investments, U.S. Treasury securities, obligations of other U.S. government authorities and agencies, and/or foreign government bonds. For more information about highly liquid assets, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(2)For more information about assets under management, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Segment Measures” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(3)While not a traditional U.S. GAAP measure, adjusted operating income is the Company's segment performance measure, which is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standards Codification (ASC) 280 - Segment Reporting. Where presented by segment, we have provided a reconciliation to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(4)For more information about constant dollar basis sales, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations by Segment – International Businesses” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.6 trillion in assets under management as of December 31, 2025, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for 150 years. For more information, please visit news.prudential.com.

MEDIA CONTACT: Emily Blum, Emily.Blum@prudential.com
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Financial Highlights
(in millions, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Adjusted operating income (loss) before income taxes (1):
PGIM	$249	$259	$878	$875
U.S. Businesses	1,051	860	4,086	3,728
International Businesses	757	742	3,247	3,106
Corporate and Other	(552)	(490)	(1,574)	(1,783)
Total adjusted operating income (loss) before income taxes	$1,505	$1,371	$6,637	$5,926
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	$(282)	$(1,525)	$(1,618)	$(2,150)
Change in value of market risk benefits, net of related hedging gains (losses)	(22)	(77)	(475)	(397)
Market experience updates	23	60	68	(52)
Divested and Run-off Businesses:
Closed Block division	(38)	(52)	(68)	(113)
Other Divested and Run-off Businesses	23	(20)	107	30
Equity in earnings of joint ventures and other operating entities and earnings attributable to noncontrolling interests and redeemable noncontrolling interests	6	97	(20)	(16)
Other adjustments (2)	(1)	(3)	25	(19)
Total reconciling items, before income taxes	(291)	(1,520)	(1,981)	(2,717)
Income (loss) before income taxes and equity in earnings of joint ventures and other operating entities	$1,214	$(149)	$4,656	$3,209
Income Statement Data:
Net income (loss) attributable to Prudential Financial, Inc.	$905	$(57)	$3,576	$2,727
Income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests	36	130	156	119
Net income (loss)	941	73	3,732	2,846
Less: Earnings attributable to noncontrolling interests and redeemable noncontrolling interests	36	130	156	119
Income (loss) attributable to Prudential Financial, Inc.	905	(57)	3,576	2,727
Less: Equity in earnings of joint ventures and other operating entities, net of taxes and earnings attributable to noncontrolling interests and redeemable noncontrolling interests	(40)	(94)	(27)	25
Income (loss) (after-tax) before equity in earnings of joint ventures and other operating entities	945	37	3,603	2,702
Less: Total reconciling items, before income taxes	(291)	(1,520)	(1,981)	(2,717)
Less: Income taxes, not applicable to adjusted operating income (loss)	(68)	(489)	(423)	(831)
Total reconciling items, after income taxes	(223)	(1,031)	(1,558)	(1,886)
After-tax adjusted operating income (loss) (1)	1,168	1,068	5,161	4,588
Income taxes, applicable to adjusted operating income	337	303	1,476	1,338
Adjusted operating income (loss) before income taxes (1)	$1,505	$1,371	$6,637	$5,926

See footnotes on last page.

Financial Highlights
(in millions, except per share data, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Earnings per share of Common Stock:
Net income (loss) attributable to Prudential Financial, Inc.	$2.55	$(0.17)	$9.99	$7.50
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(0.80)	(4.27)	(4.57)	(5.98)
Change in value of market risk benefits, net of related hedging gains (losses)	(0.06)	(0.22)	(1.34)	(1.10)
Market experience updates	0.07	0.17	0.19	(0.14)
Divested and Run-off Businesses:
Closed Block division	(0.11)	(0.15)	(0.19)	(0.31)
Other Divested and Run-off Businesses	0.07	(0.06)	0.30	0.08
Difference in earnings allocated to participating unvested share-based payment awards	—	0.02	0.05	0.06
Other adjustments (2)	—	(0.01)	0.07	(0.05)
Total reconciling items, before income taxes	(0.83)	(4.52)	(5.49)	(7.44)
Less: Income taxes, not applicable to adjusted operating income (loss)	(0.08)	(1.39)	(1.05)	(2.32)
Total reconciling items, after income taxes	(0.75)	(3.13)	(4.44)	(5.12)
After-tax adjusted operating income (loss)	$3.30	$2.96	$14.43	$12.62
Weighted average number of outstanding common shares - basic	349.0	355.4	351.8	357.5
Weighted average number of outstanding common shares - diluted	350.9	357.3	353.7	359.3
For earnings per share of Common Stock calculation:
Net income (loss) attributable to Prudential Financial, Inc.	$905	$(57)	$3,576	$2,727
Less: Earnings allocated to participating unvested share-based payment awards	10	5	41	32
Net income (loss) attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$895	$(62)	$3,535	$2,695
After-tax adjusted operating income (loss) (1)	$1,168	$1,068	$5,161	$4,588
Less: Earnings allocated to participating unvested share-based payment awards	11	12	57	53
After-tax adjusted operating income (loss) for earnings per share of Common Stock calculation (1)	$1,157	$1,056	$5,104	$4,535
Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period	$32,438	$27,872
Less: Accumulated other comprehensive income (AOCI)	(3,077)	(6,711)
GAAP book value excluding AOCI	35,515	34,583
Less: Cumulative change in fair value of funds withheld embedded derivatives	(24)	141
Less: Cumulative effect of foreign exchange rate remeasurement and currency translation adjustments corresponding to realized gains (losses)	238	34
Adjusted book value	$35,301	$34,408
End of period number of common shares - diluted	352.4	359.1
GAAP book value per common share - diluted	$92.05	$77.62
GAAP book value excluding AOCI per share - diluted	$100.78	$96.30
Adjusted book value per common share - diluted	$100.17	$95.82

See footnotes on last page.

Financial Highlights
(in millions, or as otherwise noted, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
PGIM:
PGIM:
Assets Managed by PGIM (in billions, as of end of period) (3):
Institutional customers - Third Party	$652.0	$601.1
Retail customers - Third Party	267.0	244.9
Affiliated	547.1	529.2
Total PGIM	$1,466.1	$1,375.2
Institutional Customers - Assets Under Management (in billions) (3):
Gross additions, excluding money market	$20.6	$23.6	$85.3	$101.4
Net additions (withdrawals), excluding realizations, distributions and money market	$(4.4)	$2.2	$6.1	$21.7
Retail Customers - Assets Under Management (in billions):
Gross additions, excluding money market	$21.5	$19.0	$71.4	$65.6
Net additions (withdrawals), excluding money market	$(1.3)	$0.2	$(4.0)	$1.4
Affiliated - Assets Under Management (in billions) (3):
Gross additions, excluding money market	$17.3	$55.7	$73.5	$125.4
Net additions (withdrawals), excluding realizations, distributions and money market	$(3.9)	$9.0	$(1.6)	$24.6
U.S. Businesses:
Retirement Strategies:
Institutional Retirement Strategies:
Gross additions	$3,686	$10,249	$25,944	$36,331
Net additions (withdrawals)	$(3,207)	$4,122	$424	$11,004
Total account value at end of period, net	$299,618	$279,191
Individual Retirement Strategies:
Actively-Sold Protected Investment and Income Solutions and, Discontinued Traditional VA and Guaranteed Living Benefits:
Gross sales (4)	$3,574	$3,636	$13,560	$14,038
Sales, net of full surrenders and death benefits	$533	$765	$1,881	$2,974
Total account value at end of period, net	$136,781	$127,120
Group Insurance:
Annualized New Business Premiums (5):
Group life	$29	$38	$325	$289
Group disability	27	25	286	261
Total	$56	$63	$611	$550
Individual Life:
Annualized New Business Premiums (5):
Term life	$36	$35	$144	$134
Universal life	32	24	110	85
Variable life	201	267	701	687
Total	$269	$326	$955	$906
International Businesses:
International Businesses:
Annualized New Business Premiums (5)(6):
Actual exchange rate basis	$522	$498	$2,194	$2,122
Constant exchange rate basis	$525	$507	$2,205	$2,124

See footnotes on last page.

Financial Highlights
(in billions, as of end of period, unaudited)

	December 31,
	2025	2024
Assets and Assets Under Management and Administration:
Total assets	$773.7	$735.6
Assets under management (at fair market value):
PGIM	$1,466.1	$1,375.2
U.S. Businesses	116.9	112.6
International Businesses	19.7	18.4
Corporate and Other	6.4	6.2
Total assets under management	1,609.1	1,512.4
Assets under administration	195.1	173.5
Total assets under management and administration	$1,804.2	$1,685.9

(1)	Adjusted operating income is a non-GAAP measure of performance. See "Non-GAAP Measures" within the earnings release for additional information.

(2)	Represents adjustments not included in the above reconciling items, including certain components of consideration for business acquisitions, which are recognized as compensation expense over the requisite service periods.

(3)	Prior period amounts have been updated to conform to current period presentation.

(4)	Includes Prudential FlexGuard and FlexGuard Income, Prudential Premier Investment, MyRock, Private Placement Variable Annuity and all fixed annuity products. Excludes discontinued traditional variable annuities and guaranteed living benefits.

(5)	Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the Company’s domestic individual life and international operations are included in annualized new business premiums based on a 10% credit.

(6)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 143 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.